SCHEDULE 14A
(Rule 14a - 101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.          )

Filed by registrant [x]
Filed by a party other than the registrant [ ] Check the appropriate box: [ ] Preliminary proxy statement [x ] Definitive proxy statement [ ] Definitive additional materials
[   ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              Benihana Inc.
-------------------------------------------------------------------------------

             (Name of Registrant as Specified in its Charter)

                              Benihana Inc.
-------------------------------------------------------------------------------

                (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[x ] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(I) (1) and 0-11.

1) Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------


2) Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------


3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

-------------------------------------------------------------------------------


4) Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount previously paid:

-------------------------------------------------------------------------------


2) Form, schedule or registration statement No.:

-------------------------------------------------------------------------------


3) Filing party:

-------------------------------------------------------------------------------


4) Date filed:

-------------------------------------------------------------------------------


-------------------
1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                               BENIHANA INC.



                 NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:


         The Annual Meeting of the Stockholders of BENIHANA INC. (the "Corporation") will be held at the Doral Hotel & Country Club, 4400 N.W. 87th Avenue, Miami, Florida 33178, on July 31, 1997, at 10:00 a.m. for the following purposes:

         1.       For the election of Directors as follows (Proposal 1):

For the holders of the Corporation's Class A Common Stock, to elect one Class II director for a term of three years;

For the holders of the Corporation's Common Stock, to elect one Class II director for a term of three years.

         2. For the holders of the Corporation's Common Stock and Class A Common Stock, voting together as a single class, to ratify the appointment of Deloitte & Touche LLP as the independent accountants of the Corporation for the fiscal year ending March 29, 1998 (Proposal 2).

         3. To transact such other business as may properly be brought before the Annual Meeting.

         Stockholders of record at the close of business on Tuesday, June 3, 1997 shall be entitled to notice of, and to vote at, the Annual Meeting as provided above. A copy of the Annual Report to Stockholders for the fiscal year ended March 30, 1997 is enclosed herewith.

         You are cordially invited to attend the Annual Meeting. Whether or not you plan to be present, kindly complete, date and sign the enclosed forms of proxy with respect to all shares of Common Stock and Class A Common Stock which you may own and mail them promptly in the enclosed return envelope to assure that your shares of Common Stock and Class A Common Stock are represented. This may save the Corporation the expense of further proxy solicitation. If you own shares of both the Common Stock and Class A Common Stock, you will receive two proxies, each of which must dated, signed and returned as described above. If you do attend the Annual Meeting, you may revoke your prior proxy and vote your shares in person if you wish.




Dated:   June 19, 1997               By Order of the Board of Directors



                                     Darwin C. Dornbush
                                     Secretary

                                BENIHANA INC.
                         8685 Northwest 53rd Terrace
                             Miami, Florida 33166



                               PROXY STATEMENT
                                      for
                        Annual Meeting of Stockholders
                         To Be Held on July 31, 1997




         Your proxies are  solicited by the Board of Directors of Benihana  Inc.
(the "Corporation") for use at the Annual Meeting of Stockholders (the "Meeting") to be held at Doral Hotel & Country Club, 4400 N.W. 87th Avenue, Miami, Florida, 33178 at 10:00 a.m. on Thursday, July 31, 1997 and at any adjournment or adjournments thereof for the purposes set forth in the attached Notice of Meeting. This Proxy Statement and the forms of proxy are being mailed to stockholders on or about June 19, 1997.

         The record date for determining the holders of the Corporation's Common Stock, par value $.10 per share ("Common Stock"), and Class A Common Stock, par value $.10 per share ("Class A Stock"), entitled to notice of and to vote at the Meeting is the close of business on June 3, 1997.

         At the Meeting, two Class II Directors are to be elected, each to serve for a term of three years, and until their respective successors have been duly elected and qualified. (Proposal 1). The holders of the Corporation's Common Stock are to vote separately as a class (with each share of Common Stock having one vote per share) to elect one Class II Director. The holders of the Corporation's Class A Stock are to vote separately as a class (with each share of Class A Stock having one vote per share) to elect the other Class II director.

         Holders of the Common Stock and Class A Stock are also being asked to ratify the appointment of Deloitte & Touche LLP as the independent accountants of the Corporation for the fiscal year ending March 29, 1998 (Proposal 2).

         The Board of Directors recommends that the holders of the Common Stock and Class A Stock vote FOR the election of the nominees for Class II Director named herein (Proposal 1), and FOR the ratification of Deloitte & Touche LLP as the independent public accountants of the Corporation (Proposal 2).

         Any proxy given pursuant to this solicitation may be revoked at any time by the stockholder giving it, insofar as it has not been exercised, by delivery to the Assistant Secretary of the Corporation of a written notice of revocation bearing a date later than the proxy, by submission of a later dated and properly executed proxy. Any written notice revoking a proxy should be sent to Benihana Inc., 8685 Northwest 53rd Terrace, Miami, Florida 33166, Attention:
Juan Garcia, Assistant Secretary.

         The voting securities of the Corporation consist solely of the Common Stock and Class A Stock, of which 3,557,366 shares and 2,516,300 shares, respective, were issued and outstanding on June 3, 1997, the record date for determining the stockholders entitled to a vote at the Meeting.

         Shares represented at the Meeting by properly executed proxies will be voted in accordance with the instructions indicated in such proxies unless such proxies have previously been revoked. If no instructions are indicated such shares will be voted (I) FOR the election of the two nominees of the Board of Directors for the position of Class II Directors and (ii) FOR the ratification of Deloitte & Touche LLP as the independent public accountants of the Corporation (Proposal 2).

         The Board of Directors is not aware of any other matters to be brought before the Meeting. If, however, other matters are properly presented, proxies representing shares of Common Stock and Class A Stock will be voted on such matters in accordance with the best judgment of the proxy holders.

         Votes at the meeting will be tabulated by two independent inspectors of election appointed by the Corporation or the Corporation's transfer agent. As a plurality of votes cast is required for the election of directors, abstentions and broker non-votes will have no effect on the outcome of such election. As the affirmative vote of a majority of votes represented by the Common Stock and Class A Stock (voting together as a class, with each share of Common Stock having one vote and each share of Class A Stock having 1/10 vote) in person or represented by proxy is necessary for the approval of Proposal 2 (the ratification of the Corporation's auditors), an abstention will have the same effect as a negative vote but "broker non-votes" will have no effect on the outcome of the vote.

         Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from beneficial owners. If specific instructions are not received, brokers may vote those shares in their discretion, depending on the type of proposal involved. The Corporation believes that, in accordance with New York Stock Exchange rules applicable to such voting by brokers, brokers will have discretionary authority to vote with respect to any shares as to which no instructions are received from beneficial owners with respect to the election of directors and Proposal 2. Shares as to which brokers have not exercised such discretionary authority or received instructions from beneficial owners are considered "broker non-votes."

                    PROPOSAL 1: ELECTION OF DIRECTORS

     The Corporation's Certificate of Incorporation provides that the Board of Directors shall be divided into three classes with the term of office of one class expiring each year. The current directors have been elected to the classes set forth opposite their names below. The terms of office of Irwin K. Chapman and John E. Abdo as Class II Directors will expire at the Meeting. Mr. Chapman has informed the Corporation that he intends to retire effective as of the date of the Meeting. Mr. Abdo is proposed to be re-elected as a Class II Director. Mr. Norman Becker is proposed to be elected as a Class II Director. Mr. Abdo and Mr. Becker will each hold office for a three-year term as set forth
in  the   Corporation's   Certificate  of  Incorporation  and  until  their
respective successors shall have been duly elected and qualified.

         The Corporation's Certificate of Incorporation also provides that when the Board of Directors is divided into at least two classes, as is presently the case, the holders of the Class A Stock vote separately as a class to elect 25% (or the next higher whole number) of each class of the Board; provided, however, the number of directors so elected by the holders of the Class A Stock may not exceed 25% (or the next higher number) of the entire Board and holders of the Class A Stock do not vote for the election of directors at any meeting of stockholders if the terms of office of directors so elected by such holders representing at least 25% of the Board of Directors do not expire at such meeting. Holders of the Common Stock vote separately as a class for the remainder of each class of the Board. The Board of Directors currently consists of seven members, of which two members (25% of the Board, rounded to the nearest whole director) are Class A Directors. Messrs. Robert B. Greenberg, a Class I Director, and John E. Abdo, a Class II Director, currently serve as Class A Directors.

         At the Meeting, holders of the Class A Stock will vote separately as a class with respect to the election of the Class II Director designated as a Class A Director, John E. Abdo. Holders of the Common Stock will vote separately as a class with respect to the election of the other nominee for the position of Class II Director, Norman Becker.

         The persons named as proxies in the enclosed form of proxy have been selected by the Board of Directors. It is intended that the shares represented by the proxies, unless authorization is withheld, shall be voted for the election as Directors of the nominees set forth in the following table, who have been designated by the Board of Directors and who are presently Directors of the Corporation. Although it is not contemplated that such nominees will be unable to serve, should such a situation arise prior to the balloting at the Meeting, the persons named in the proxy will vote the shares represented by the proxy for such substitute nominee(s) as they deem advisable.

         The following table sets forth certain information with respect to the nominees for the position of Class II Directors:

      Name                    Age           Position with the Corporation
      ----                    ---           -----------------------------

Norman Becker (1)             59                Class II Director

John E. Abdo (2)              53                Class II Director



(1) Mr. Becker is currently, and has been for more than ten years, self-employed in the practice of public accounting. Prior thereto, Mr. Becker was an SEC and auditing partner for Touche Ross & Co., the predecessor of Deloitte & Touche LLP for a period in excess of 10 years. In addition, Mr. Becker is an officer and director of Vanderbilt Square Corporation and Correction Services, Inc., two publicly-held corporations.

(2) Mr. Abdo is currently, and has been for more than the past five years, President of Wellington Construction & Realty, Inc., a real estate development and construction company headquartered in South Florida. Mr. Abdo is also Vice Chairman of the Board of Directors and Chairman of the Executive Committee of BankAtlantic Bancorp, Inc., the holding company for BankAtlantic. Mr. Abdo is Vice Chairman of the Executive Committee for BankAtlantic, FSB. Mr. Abdo is Vice Chairman of the Board of Directors of BFC Financial Corporation, the controlling stockholder of BankAtlantic Bancorp, Inc. Additionally, Mr. Abdo is Chairman of the Board of Coconut Code, Inc., a computer software company specializing in the restaurant industry. Mr. Abdo has served as a director of the Corporation since May 1995, and as a director of BNC since 1990.

         The following table sets forth certain information with respect to the remaining Class I and Class III Directors, each of whom will continue in office, and the executive officers of the Corporation.

    Name                      Age            Position with the Corporation
    ----                      ---            -----------------------------

Rocky H. Aoki (1)             58                 Class III Director,
                                                 Chairman of the Board

Joel A. Schwartz (2)          56                 Class III Director, President

Robert B. Greenberg (3)       53                 Class I Director

Taka Yoshimoto (4)            51                 Class I Director, Executive
                                                 Vice President Operations

Darwin Dornbush (5)           67                 Class III Director

Michael R. Burris (6)         47                 Vice President - Finance and
                                                   Treasurer

No executive officer of the Corporation has any family relationship to any other.



(1) Mr. Aoki has been Chairman of the Board of Directors of the Corporation since May 1995. He has been the Chairman and Chief Executive Officer of Benihana of Tokyo Inc. ("BOT"), since its
          incorporation  in  1963,  and   beneficially   owns  all  of  its
          outstanding   stock.  See  "CERTAIN   RELATIONSHIPS  AND  RELATED
          TRANSACTIONS." Mr. Aoki has served as Chairman of the Board of Directors of BNC since its organization in 1982.

(2) Mr. Schwartz has been President and a Director of the Corporation since May 1995. He has served as President and Director of BNC since 1982 and served as the Executive Vice President of BOT from September 1980 until May 1983.

(3) Mr. Greenberg is currently, and has been since mid-1994, the Chief Executive Officer and a Director of Sterling Vision, Inc., and Sterling Vision of California, Inc., the franchisor of the Sterling Optical, Ipco Optical, Site for Sore Eyes, and other optical chains. Mr. Greenberg is also Chief Executive Officer and Director of Insight Laser Centers, Inc. and Sterling Vision Care of California, an optical HMO. For the five years prior thereto, Mr. Greenberg served as President of Natural Licensing Cosmetics, Inc., and its predecessor,the licensor of I-Natural cosmetic products. Mr. Greenberg has served as a director of the Corporation since May 1995 and served as a director of BNC since 1983. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

(4) Mr. Yoshimoto has served as Executive Vice President and a Director of the Corporation since May, 1995. He served as Executive Vice President of BNC from 1989 to 1995 and as the Director of Operations from June 1985 until August 1989. Mr. Yoshimoto served as a director of BNC since 1990.

(5) Mr. Dornbush is currently and has been for more than the past five years a partner in the law firm of Dornbush Mensch Mandelstam & Schaeffer, LLP. He has served as the Secretary and a Director of the Corporation since 1995, as Secretary of BNC since 1983 and as Secretary and a Director of BOT since 1980. Mr. Dornbush is also a director of Cantel Industries, Inc.

(6) Mr. Burris has served as Vice President - Finance and Treasurer of the Corporation since May 1995 and was appointed Vice President-Finance and Treasurer of BNC effective January 1, 1995. Through October 1994 and for the five years prior thereto, Mr. Burris was a partner with the accounting firm of Deloitte & Touche LLP and its predecessor.

                 COMMITTEES; MEETINGS OF THE BOARD OF DIRECTORS

         The Corporation has a Compensation Committee, an Audit Committee and a Stock Option Committee. Each such committee consists of directors who are not employed by the Corporation: Robert B. Greenberg and Irwin K. Chapman in the
case of the Audit Committee; Robert B. Greenberg, John E. Abdo and Darwin C. Dornbush in the case of the Compensation Committee; and Irwin K. Chapman, Darwin
C. Dornbush and John E. Abdo in the case of the Stock Option Committee. The Audit Committee reviews the arrangements and scope of the Corporation's year-end audit, reviews the Corporation's internal accounting practices and controls and the recommendations of the Corporation's auditors and makes recommendations to management based on its review. The Compensation Committee reviews and approves management compensation and the Stock Option Committee administers the Corporation's Stock Option Plans. The Audit Committee met on 3 occasions and the Compensation Committee and Stock Option Committees met on one occasion during the fiscal year ended March 30, 1997.

         During the fiscal year ended March 30, 1997, there were three meetings of the Board of Directors. No director attended fewer than 75% of the meetings of the Board.

                        SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

         The following is information relating to the beneficial ownership of the Corporation's Common Stock and Class A Stock by all persons known by the Corporation to own beneficially more than 5% of the Corporation's Common Stock and Class A Stock issued and outstanding as at June 3, 1997 and by all executive officers and directors of the Corporation. Except as otherwise noted, the named person owns directly and exercises sole voting power and investment discretion over the shares listed as beneficially owned by such person.



                                                  COMMON STOCK


Name (and address if applicable) of              Position with             Amount and Nature of
Beneficial Owners, Officers and Directors        the Corporation           Beneficial Ownership        Percent of Class
-----------------------------------------        ---------------           --------------------        ----------------
Benihana of Tokyo, Inc.                          Stockholder               1,830,355 (1)                   51.5%
8685 Northwest 53rd Terrace
Miami, Florida 33166

Trust U/W Vincent Terranova                      Stockholder                 569,436                       16.0%
33 South Park Terrace
Congers, New York 10920

Carl J. Terranova                                Stockholder                 292,650                        8.2%
159 Chrystie Street
New York, NY 10002

Rocky H. Aoki                                    Chairman of the               7,500 (1)                   *
                                                 Board/Director

Joel A. Schwartz                                 President/Director           38,333 (2)                    1.1%

Irwin K. Chapman                                 Director                     19,500 (3)                   *

Robert B. Greenberg                              Director                      7,940 (4)                   *

Taka Yoshimoto                                   Executive Vice                7,000 (5)                   *
                                                 President-Restaurant
                                                 Operations/Director

John E. Abdo                                     Director                     23,750 (6)                   *

Michael Burris                                   Vice President -             25,000 (7)                   *
                                                 Finance

Darwin C. Dornbush                               Secretary                    14,750 (1,8)                 *

All (8) directors and                                                      1,974,128 (1,9)                 54.2%
officers as a group



                                       5



                                                   CLASS A COMMON STOCK


Name (and address if applicable of               Position with             Amount and Nature of
Beneficial Owners, Officers and Directors        the Corporation           Beneficial Ownership        Percent of Class
-----------------------------------------        ---------------           --------------------        ----------------
Benihana of Tokyo, Inc.                          Stockholder                  300,000 (1, 10)               10.7%
8685 Northwest 53rd Terrace
Miami, Florida 33166

Trust U/W Vincent Terranova                      Stockholder                  627,500                       24.9%
33 South Park Terrace
Congers, New York 10920

Car J. Terranova                                 Stockholder                  389,800                       15.5%
159 Chrystie Street
New York, NY 10002

Rocky H. Aoki                                    Chairman of the               59,766 (1)                    2.3%
                                                 Board /Director

Joel A. Schwartz                                 President/Director            26,666 (11)                   1.0%

Taka Yoshimoto                                   Executive Vice                16,666 (12)                  *
                                                 President-Restaurant
                                                 Operations/Director

Michael Burris                                   Vice President -              16,166 (13)                  *
                                                 Finance

John E. Abdo                                     Director                     242,500 (14)                   9.6%

Norman Becker                                    Nominee for Director             500                       *

All (8) officers and directors
as a group                                                                    618,432 (15)                  21.6%

* less than 1%

(1) Rocky H. Aoki, who is Chairman of the Board and a director of BOT and the Corporation, is the beneficial owner of all of the outstanding shares of the capital stock of BOT (the "BOT Stock"). The BOT Stock is held in a voting trust of which Messrs. Aoki, Darwin C. Dornbush, the Secretary and a Director of the Corporation, and Katsu Aoki, Mr. Aoki's mother, are the trustees. By reason of such position such individuals may be deemed to share beneficial ownership of the BOT Stock and the shares of the Corporation owned by BOT. Includes 36,666 shares subject to options owned by Mr. Aoki which are exercisable within 60 days; does not include 38,334 shares subject to stock options not exercisable within 60 days.

(2) Includes 10 shares owned by Mr.Schwartz's son, as to which Mr.Schwartz disclaims beneficial interest. Includes options to acquire 7,500 shares which Mr. Schwartz currently has the right to exercise.

(3) Includes 13,750 shares subject to stock options owned by Mr. Chapman which are exercisable within 60 days; does not include 1,250 shares subject to stock options not exercisable within 60 days.

(4) Includes 640 shares owned by Mr. Greenberg's wife and 6,250 shares subject to options owned by Mr. Greenberg which are exercisable within 60 days; does not include 1,250 shares subject to stock options not exercisable within 60 days.

(5) Includes 5,000 shares subject to options owned by Mr. Yoshimoto which are currently exercisable.

(6) Includes 13,750 shares subject to options owned by Mr. Abdo which are exercisable within 60 days; does not include 1,250 shares subject to stock options not exercisable within 60 days.

(7) Includes 25,000 shares subject to options owned by Mr. Burris which are currently exercisable.

(8) Includes 13,750 shares subject to options owned by Mr. Dornbush which are exercisable within 60 days; does not include 1,250 shares subject to stock options not exercisable within 60 days.

(9) Includes an aggregate of 85,000 shares of Common Stock subject to options owned by such directors and officers which are exercisable within 60 days; does not include 5,000 shares subject to stock options not exercisable within 60 days.

(10) Comprised of 300,000 shares receivable upon conversion of 2,000 shares of the Corporation's Convertible Preferred Stock owned by BOT.

(11) Includes 26,666 shares subject to options owned by Mr. Schwartz which are exercisable within 60 days; does not include 28,334 shares subject to options not exercisable within 60 days.

(12) Includes 16,666 shares subject to options owned by Mr. Yoshimoto which are exercisable within 60 days; does not include 18,334 shares subject to options not exercisable within 60 days.

(13) Includes 11,666 shares subject to options owned by Mr. Burris which are exercisable within 60 days; does not include 13,334 shares which are not exercisable within 60 days.

(14) Includes 200,000 shares owned by a trust, of which Mr. Abdo is the sole trustee and beneficiary.

(15) Includes an aggregate of 91,664 shares of Class A Common Stock subject to options owned by such directors and officers which are exercisable within 60 days; does not include 98,336 shares subject to options not exercisable within 60 days.

         Rules promulgated by the Securities and Exchange Commission (the "SEC") govern the reporting of securities transactions by directors, executive officers and holders of 10% or more of the Corporation's Common Stock or Class A Stock. Based solely upon its review of copies of reports filed with the SEC and received by the Corporation, the Corporation believes that its directors and executive officers have filed all required reports on a timely basis.

                         EXECUTIVE COMPENSATION

         The following table sets forth, for the fiscal years ended March 30, 1997, March 31, 1996 and March 26, 1995, compensation paid by the Corporation and its predecessors (including salaries attributed to the restaurants acquired from BOT in 1995; See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS") to the Chief Executive Officer and to the other executive officers of the Corporation who received more than $100,000 in salary and bonus during fiscal year 1997, including salary, bonuses, stock options and certain other compensation:


                        SUMMARY COMPENSATION TABLE

                             Annual Compensation


                                                                                        Long-Term Compensation(1)
Name and Principal Position         Year             Salary            Bonus            Payouts(1)          Options
---------------------------         ----             ------            -----            ----------          -------
                                                       $                 $                 $                    #
Rocky H. Aoki, Chairman of          1997             350,000                            86,666              35,000
the Board (2)                       1996             350,000           10,000
                                    1995             350,000                                                 7,500

Joel A. Schwartz, President(3)      1997             247,692                            63,334              25,000
                                    1996             247,884            8,500
                                    1995             188,462                                                 7,500

Taka Yoshimoto, Executive           1997             134,615                            40,000              15,000
Vice President(4)                   1996             127,404            7,000
                                    1995              91,538                                                 5,000

Michael R. Burris, Vice             1997             125,000                            33,334              10,000
President - Finance and             1996             127,404            3,500                               10,000
Treasurer (5)                       1995              50,481(5)                                             15,000




(1) The Corporation has a long term Administrative Incentive Compensation Plan and Employee Stock Option Plans described herein. No awards were made prior to March 31, 1996 under the Administrative Incentive Compensation Plan. The Corporation does not award stock appreciation rights or restricted stock awards.

(2) Pursuant to the terms of an employment agreement with the Corporation executed on March 18, 1986 and amended as of February 9, 1990, Mr. Aoki, the Chairman of the Board of the Corporation, was employed by BNC at an annual salary of $200,000. That agreement, as amended, expired on March 31, 1995. Effective May 15, 1995, the Corporation entered into a new five-year employment agreement that calls for annual compensation of $350,000. The Corporation is the beneficiary of a $5,000,000 key-man life insurance policy on Mr. Aoki's life. Proceeds of any such insurance may not entirely eliminate the adverse effect to the Corporation from the loss of Mr. Aoki's services. The agreement provides for annual salary increases based on cost-of-living adjustments and bonuses and additional salary increases as may be determined by the Board from time to time. The agreement also provides that if the Corporation should experience a "change-incontrol" (as defined), Mr. Aoki will have the right to terminate his employment and receive a severance pay equal to his base compensation for the remainder of the term of the agreement. Mr. Aoki is prohibited from competing with the Corporation for a period of three years after any termination of his employment with the Corporation.

(3) Joel Schwartz, the President of the Corporation, is employed by the Corporation on a full-time basis at an annual salary of $230,000, pursuant to the terms of a five year employment agreement with the Corporation entered into effective May 15, 1995. The agreement provides for annual salary increases based on cost-of-living adjustments and bonuses and additional salary increases as may be determined by the Board from time to time. Mr. Schwartz is prohibited from competing with the Corporation for a period of one year after any termination of his employment with the Corporation.

(4) Pursuant to the terms of an Employment Agreement entered into as of April 1, 1995, Mr. Yoshimoto, Executive Vice President of the Corporation, is employed at an annual salary of $125,000. Mr. Yoshimoto is prohibited from competing with the Corporation for a period of one year after certain termination of employment with the Corporation.

(5) Pursuant to the terms of an Employment Agreement entered into as of January 1, 1995, Mr. Burris, Vice President of Finance and Treasurer of the Corporation, is employed at an annual salary of $125,000. Mr. Burris' employment with the Corporation commenced January 1, 1995. Mr. Burris is prohibited from competing with the Corporation for a period of one year after certain termination of employment with the Corporation.

Stock Options

         The Corporation maintains the 1994 Employees' Stock Option Plan (the "1994 Plan") and the 1996 Class A Stock Option Plan (the "1996 Plan") for employees, and a plan for directors, the Directors' Stock Option Plan (the "Directors' Plan), see "Directors' Compensation." The 1994 Plan makes available for grant, options to purchase 500,000 shares of Common Stock; of such options, options to purchase 10,000 shares have been granted and options to purchase 490,000 shares are available for grant. The 1996 Plan makes available for grant, options to purchase 300,000 shares of Class A Common Stock; of such options to purchase 123,507 shares have been granted and options to purchase 176,493 shares are available for grant. As of March 30, 1997, options to purchase 36,400 shares of Common Stock were outstanding under previous employee stock option plans of the Corporation.

         The purpose of the 1994 Plan and the 1996 Plan is to enable the Corporation to attract, retain and motivate key employees and directors by providing them an equity participation in the Corporation. Employees of BOT are also eligible to participate in the 1994 Plan and 1996 Plan. The 1994 Plan and 1996 Plan provide for incentive stock options (ISO's) under Section 422A of the Internal Revenue Code of 1986, as amended, and for options which are not ISO's. Options granted under the 1994 Plan and 1996 Plan may not have terms exceeding ten years, and in the case of the options which are ISO's, may not provide for an option exercise price of less than 100% of the fair market value of the Corporation's Common Stock on the day of the grant. In the 1995 merger of BNC into a subsidiary of the Corporation (the "Reorganization"), each option to purchase shares of BNC stock under BNC's stock option plans automatically became an outstanding option to purchase an equal number of shares of Common Stock of the Corporation at the price provided by such options.

Options Granted in Fiscal 1997

         The following information is furnished for the fiscal year ended March 30, 1997 with respect to the executive officer of the Corporation who were granted stock options during the fiscal year ended 1997 that received more than $100,000 in salary and bonuses during the fiscal year ended 1997. Each of such options was granted under the 1996 Plan on July 9, 1996.

                                          % of Total
                                            Options                                         Potential Realized Value at
                           Number          Granted to                                       Assumed Annual Rates of
                             Of           Employees in         Option      Expiration         Stock Appreciation for
                           Options         Fiscal Year         Price          Date                  Option Term
                           -------        ------------        -------      -----------      ----------------------------
                                                                                            5%                  10%
                                                                                            --                  ---

Rocky H. Aoki              29,673           24.0%             $10.11      July 9, 2006      $189,000            $478,000
                            5,327            4.3%             $ 9.19      July 9, 2006      $ 31,000            $ 78,000
Joel A. Schwartz           25,000           20.2%             $ 9.19      July 9, 2006      $144,500            $366,000
Taka Yoshimoto             15,000           12.1%             $ 9.19      July 9, 2006      $ 87,000            $220,000
Michael Burris             10,000            8.1%             $ 9.19      July 9, 2006      $ 58,000            $146,000


Aggregate Option Exercise in Fiscal 1997 and Fiscal Year End Option Values

         The following information is furnished for the fiscal year ended March 30, 1997 for stock option exercises during such fiscal year and the value realized upon exercise by the named executive officers during the fiscal year ended March 30, 1997 and the value of outstanding options held by such executive officer as of March 30, 1997.

                                                             Number of Unexercised               Value of Unexercised in the
                                                               Options at 3/30/97                 Money Options at 3/30/97
                           Shares                      ----------------------------------    ----------------------------------
                         Acquired on       Value                               Non-                                 Non-
Name                     Exercise (#)    Realized($)   Exercisable (#)    Exercisable (#)    Exercisable ($)    Exercisable ($)
----                     -------------   -----------   ---------------    ---------------    ---------------    ---------------
COMMON STOCK:

Joel A. Schwartz            25,000         159,375           7,500             -0-               35,625              -0-
Taka Yoshimoto                 -0-           -0-             5,000             -0-               23,750              -0-
Michael R. Burris              -0-           -0-            25,000             -0-               18,750              -0-

CLASS A COMMON
  STOCK:

Rocky H. Aoki                  -0-           -0-            23,333            11,667              -0-                -0-
Joel A. Schwartz               -0-           -0-            16,666             8,334              -0-                -0-
Taka Yoshimoto                 -0-           -0-            10,000             5,000              -0-                -0-
Michael R. Burris              -0-           -0-             6,666             3,334              -0-                -0-

Deferred Compensation Plans

         In fiscal 1996 the Corporation implemented a deferred compensation plan whereby certain key executives may elect to defer up to 20% of their salary and up to 100% of their bonus until retirement or age 55, whichever is later, disability or death. Employees may select from various investment options from their account balances. Investment earnings are credited to their accounts.

Incentive Plan

         Restaurant Incentive Plan. The Corporation maintains an incentive bonus program under which certain of its administrative and restaurant employees, based on their performance, may be eligible for cash rewards.

         Under the restaurant incentive program, the awards are divided among restaurant management personnel and chefs who have been determined to have contributed significantly to the Corporation's operating goals. In addition, incentive bonuses of small numbers of shares of Common Stock are also offered to selected restaurant employees.

         Administrative Incentive Compensation Plan. Under the Administrative Incentive Compensation Plan, awards are allocated to employees in its Miami headquarters, including executive officers, if the Corporation exceeds a certain targeted return on equity. The purpose of the plan is to align the interests of management and the Corporation's stockholders by providing incentives, which are directly related to identified operating objectives, to the officers and administrative employees of the Corporation and its subsidiaries upon whose judgment, initiative and efforts the Corporation largely depends for the successful conduct of its business. Awards are made by the Compensation Committee of the Board of Directors and the senior management of the Corporation out of a bonus pool which is a predetermined percentage of the amount by which the Corporation's Net Income After Taxes exceeds the amount required for the targeted return on equity. For awards in excess of $1,000, one-third of the amount awarded is paid immediately to the employee and the remaining two-thirds is payable ratably over the succeeding two years. Amounts allocated under the plan may be taken in cash, deferred in a non-qualified deferred compensation plan, or be used to purchase the Corporation's Common Stock at 85% of its then market value. The amount of award for any individual is capped at 50% of the employee's eligible salary, which is defined as the amount of ordinary salary less 40% of the FICA salary base.

         For the purposes of this Plan, the return on equity is computed by dividing after tax income (computed before allocations to the Incentive Compensation Plan) by the amount of stockholders' equity as of the beginning of the year. The target rate of return on equity, which is approved annually by the Compensation Committee of the Board of Directors was 20% for the fiscal year ended March 30, 1997, which rate represented a Net Income After Taxes of $3,466,000. For the fiscal year ended March 30, 1997, $450,000 was accrued under the plan for payment of bonuses to employees, including executive officers. As of the date hereof, no allocation of this bonus pool to participants has been made.

Directors' Compensation

         Non-employee directors of the Corporation receive directors' fees of $7,500 a year plus $650 for each meeting attended and $500 for each committee meeting attended. All directors are reimbursed for expenses incurred on behalf of the Corporation.

         In addition, each director who is not an employee of the Corporation participates in the Directors' Plan pursuant to which options to purchase 2,500 shares of Common Stock have been granted in each year since 1994, and pursuant to which options to purchase an additional 2,500 shares of Common Stock will be automatically granted annually to each such non-employee director on the date of the Corporation's Annual Meeting of Stockholders. Each option granted under the Director's Plan has an exercise price equal to the fair market value of the Common Stock on the date of grant for a term of 10 years and becomes exercisable as to 50% of the number of shares covered thereby on each of the first two anniversaries of the date of grant. The Directors' Plan authorizes the grant of options to purchase an aggregate of 50,000 shares of Common Stock; as of March 30, 1997, options to purchase an aggregate of 25,000 shares of Common Stock have been granted under the Directors' Plan.

Compensation Committee Interlocks
and Insider Participation

         The Corporation's Compensation Committee consists of each of John E. Abdo, Robert B. Greenberg and Darwin C. Dornbush, each of whom is a non-employee member of the Corporation's Board of Directors.

         None of such committee members was an officer or employee of the corporation or had any relationship with the corporation requiring disclosure under the heading "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS", except for Darwin C. Dornbush, who serves as the Secretary of the Corporation.

                    REPORT ON EXECUTIVE COMPENSATION BY THE
               COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE

         Compensation Policy.   The Corporation's Compensation  Committee  is
     responsible for setting and administering the policies which govern annual executive salaries, raises and bonuses. In addition, the Corporation's Stock Option Committee is responsible for administering the Corporation's Employee Stock Option Plans. The Compensation Committee consists of each of John E. Abdo, Robert B. Greenberg and Darwin C. Dornbush, each of whom is a non-employee member of the Corporation's Board of Directors. The Stock Option Committee consists of Irwin K. Chapman, Darwin C. Dornbush and John E. Abdo.

         The policy of the Compensation Committee is to recommend compensation for the Corporation's Chief Executive Officer and the Corporation's other executive officers, reflecting the contribution of such executives to the Corporation's growth in sales and earnings, and the implementation of the Corporation's strategic plans for growth. In addition, in order to assure the Corporation's ability to attract and retain managerial talent, an attempt is made to keep compensation competitive with compensation offered by other restaurant companies of comparable quality, size and performance.

         Long-term incentive compensation policy consists of the award of stock options under the Corporation's stock option plans, which serve to identify the reward for executive performance with increases in value for stockholders and bonuses under the Corporation's Administrative Incentive Compensation Plan.

         Corporation's Performance and Chief Executive Officer Compensation. Executive compensation for the fiscal year ended March 30, 1997 consisted of base salary and bonus. The Compensation Committee met on one occasion during such fiscal year. All salary compensation paid to the Chief Executive Officer and to the Corporation's other executive officers during the fiscal year ended March 30, 1997 was in accordance with the terms of written employment agreements with such officers.

         In addition, the Chief Executive Officer and each of the Corporation's other executive officers received awards during the fiscal year ended March 30, 1997 under the Corporation's Administrative Incentive Compensation Plan. Under this Plan, the aggregate amount available for awards to all executive officers is determined by a formula based on the amount by which return on the Corporation's stockholder's equity exceeds preset targets; allocation of this amount among the Chief Executive Officer and the other executive officers is made by the Compensation Committee (in the case of the Chief Executive Officer) and by the Chief Executive Officer (in the cases of the other executive officers) based upon the level of management responsibility of the various executive officers and the relative contributions of each to the long-term success and increase in profitability of the Corporation. Each of these factors was equally considered.

         The Stock Option Committee awarded stock options under the 1996 Plan to the Chief Executive Officer and each of the Corporation's other executive officers during the fiscal year ended March 30, 1997, as described in the table above entitled "Options Granted in Fiscal 1997" in the amounts described therein. The Stock Option Committee determined to continue the Corporation's longstanding policy of using the award of stock options (which provide value to the executive over time as growth in the market price in the Corporation's stock reflects the successful achievement of the Corporation's business objectives) to identify the success of the corporation's executives with the growth in equity value to the Corporation's stockholders. The size of the awards made were determined based upon the level of management responsibility of various executive officers, their respective contribution to the achievement of the performance objectives of the Corporation and the Committee's view of an appropriate equity position to be maintained by the Corporation's executive officers in light of the Corporation's market capitalization. Each of these factors was equally considered.

                                            Compensation Committee
                                                       John E. Abdo
                                                       Robert B. Greenberg
                                                       Darwin C. Dornbush

                                            Stock Option Committee
                                                       John E. Abdo
                                                       Irwin K. Chapman
                                                       Darwin C. Dornbush

                            PERFORMANCE GRAPH


Comparison of five year cumulative return among Benihana Inc., the NASDAQ stock market-US index and peer group.

                         MAR-92   MAR-93    MAR-94   MAR-95   MAR-96    MAR-97

Benihana Inc.            100      136       171       414     664       457
New Peer Group           100      119       134       139     183       174
Old Peer Group           100       74        87        60      42        38
NASDAQ stock market-US   100      115       124       138     187       208

         For purposes of comparison, the Corporation has determined to use a restaurant industry peer group comprised of all restaurant companies included in published census data (SIC Code 5812), as compared to using individually selected restaurant companies. The Corporation believes that the broad based index will provide a more consistent basis to compare the return on the Corporation's equity with the returns on equity in the restaurant industry generally.

                  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         BOT and Mr. Rocky H. Aoki, collectively, own shares which have approximately 52% of the votes represented by the Corporation's Common Stock, which class elects 75% of the directors and, therefore, BOT and Mr. Aoki are able to control the Corporation through the election of a majority of its directors.

       Rocky H. Aoki, the Chairman of the Board of Directors of the Corporation, beneficially owns all of the outstanding stock of BOT. Mr. Aoki's shares in BOT are subject to a voting trust agreement. The trustees (any two of whom have the power to vote the shares) are Mr. Aoki, Katsu Aoki (Mr. Aoki's mother), and Darwin C. Dornbush, the Secretary and Director of the Corporation.

         The Corporation originally acquired a substantial portion of its assets (including 11 Benihana restaurants) from BOT in 1983. On May 15, 1995 the Corporation, pursuant to the terms of an Agreement and Plan of Reorganization dated as of December 27, 1994 and amended as of March 17, 1995 (the "Reorganization Agreement") by and among the Corporation, BNC Merger Corp., a Delaware corporation and the Corporation's wholly-owned subsidiary ("Mergerco"), BNC, and BOT, acquired 17 company-owned and 4 licensed Benihana restaurants (the "BOT Restaurants") from BOT and all rights to the Benihana name and BOT's trade names, service marks and proprietary systems in the United States (except for rights related to the State of Hawaii described below) and Central and South America and the islands in the Caribbean Sea (the "Territory") for consideration consisting of (i) $3,000,000 in cash, (ii) 2,000 shares of the Corporation's Series A Convertible Preferred Stock which have an aggregate liquidation preference of $2,000,000 and are convertible into 300,000 shares of the Corporation's Class A Stock, (iii) 76,905 shares of the Corporation's Common Stock and (iv) a 7 1/2% , 5-year, unsecured promissory note of the Corporation in the principal amount of $650,000. In addition the Corporation assumed the ordinary course of business liabilities of BOT relating to the BOT Restaurants of approximately $6,307,000 (including capitalized lease obligations) at May 15, 1995. Simultaneously therewith and also pursuant to the Reorganization Agreement, Mergerco was merged into BNC and BNC became a wholly-owned subsidiary of the Corporation. Under the terms of the Reorganization Agreement, each BNC stockholder became entitled to receive one share of the Common Stock of the Corporation for each share of BNC Common Stock owned and one share of the Class A Stock of the Corporation for each share of BNC Class A Common Stock owned and each option or warrant to acquire shares of BNC stock became an identical option or warrant to purchase the same number of shares of the same class of the Corporation's stock at the same price.

         Under the Reorganization Agreement, BOT retained its ownership of a Benihana restaurant in Honolulu, Hawaii (the "Honolulu Restaurant") and all rights to the Marks and related intellectual property outside the Territory. The Corporation also granted to BOT a perpetual license to operate the Honolulu Restaurant and an exclusive license to own and operate Benihana restaurants in Hawaii (the "Hawaiian Restaurants"). This license is royalty free with respect to any Hawaiian restaurant beneficially owned by Mr. Aoki. The Corporation has a right of first refusal to purchase any Hawaiian restaurant or any joint venture or sublicensing thereof proposed to be made by BOT with an unaffiliated third party; and, in the event any Hawaiian restaurant is sold, sublicensed or transferred to a third party not affiliated with Mr. Aoki, the Corporation will be entitled to receive royalties from such restaurant equal to 6% of gross revenues.

         At the time of the Reorganization, the Corporation entered into employment agreements with each of Rocky H. Aoki and Joel Schwartz providing for their services as the Corporation's Chairman of the Board and President, respectively. Each employment agreement has an initial term of five years and the base salary of Messrs. Aoki and Schwartz shall be $350,000 and $230,000, per annum, respectively. See "Executive Compensation."

         BNC and an affiliate of BOT were parties to a management agreement pursuant to which BNC provided certain managerial services with respect to a Benihana restaurant owned by such subsidiary in London, England. BNC and such subsidiary terminated this management agreement as of January 5, 1992, as of which date approximately $410,000 was due and payable to the Corporation pursuant to the terms of the agreement. BNC has received a note from BOT providing for the payment of this amount over a 10-year period in equal monthly installments, together with interest thereon at the rate of 8% per annum. As of March 30, 1997 approximately $232,000 of the principal balance remained outstanding under such note.

        PROPOSAL 2: RATIFICATION OF DELOITTE & TOUCHE LLP AS ACCOUNTANTS

         The firm of Deloitte & Touche LLP, or its predecessor Touche Ross & Co., has audited the financial statements of the Corporation and its predecessor since its formation in 1982 and the Board of Directors desires to continue the services of that firm for the current fiscal year ending March 29, 1998. The affirmative vote of a majority of the votes cast on the proposal at the Meeting is required to ratify such appointment. This vote is not required by the Corporation's Certificate of Incorporation or By-Laws. However, the Board of Directors will appoint other independent public accountants if the appointment of Deloitte & Touche LLP is not approved by a majority of the votes of the shares represented and voting thereon at the Meeting. A representative of Deloitte & Touche LLP is expected to be present at the Meeting and will have the opportunity to make a statement if he or she wishes and will be available to respond to appropriate questions.

            THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
              IN FAVOR OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP

                               ANNUAL REPORT

         The Corporation's 1997 Annual Report is being mailed to stockholders contemporaneously herewith.

                           STOCKHOLDER PROPOSALS

         Stockholder proposals which are intended for inclusion in the Corporation's Proxy Statement for the Meeting to be held in 1998 should be addressed to the Assistant Secretary of the Corporation at 8685 Northwest 53rd Terrace, Miami, Florida 33166, and must be received no later than February 12, 1998.

                          PROXY STATEMENT EXPENSES

         Proxies will be solicited by mail. Certain officers and regular employees of the Corporation may solicit the return of proxies by telephone, telegraph or personal interview. No such officers and regular employees of the Corporation will receive additional compensation for their soliciting efforts. Brokerage houses will be requested to forward the soliciting materials to beneficial owners. The expenses in connection with the solicitation of the accompanying forms of proxy, including the cost of preparing, printing and mailing the Notice of Meeting, Proxy Statement and forms of proxy either have been or will be borne by the Corporation.

                                FORM 10-K

THE CORPORATION WILL PROVIDE WITHOUT CHARGE TO EACH STOCKHOLDER, UPON WRITTEN REQUEST DIRECTED TO JUAN C. GARCIA, ASSISTANT SECRETARY, AT 8685 NORTHWEST 53RD TERRACE, MIAMI, FLORIDA 33166, A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO) FOR THE FISCAL YEAR ENDED MARCH 30, 1997.


Date:    June 19, 1997                   Order of the Board of Directors




                                         By: Darwin C. Dornbush, Secretary

                              BENIHANA INC.

                           Class A Common Stock


     Proxy - For the Annual Meeting of  Stockholders - July 31, 1997.

         This Proxy is solicited on behalf of the Board of Directors.

         The undersigned stockholder of BENIHANA INC., revoking any previous proxy for such stock, hereby appoints Rocky H. Aoki, Joel A. Schwartz and Darwin
C. Dornbush, or any one of them, the attorneys and proxies of the undersigned, with full power of substitution, and hereby authorizes them to vote all shares of Class A Common Stock of BENIHANA INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on July 31, 1997 at 10:00 a.m at Doral Hotel & Country Club, 4400 N.W. 87th Avenue, Miami, Florida 33178, and any adjournments thereof on all matters coming before said meeting.

         In the event no contrary instructions are indicated by the undersigned stockholder, the proxies designated hereby are authorized to vote the shares as to which the proxy is in accordance with the recommendation of the Board of Directors set forth on this card.

The Board of Directors Recommends a Vote FOR the election of the nominee of the Board of Directors (Proposal 1) and Proposal 2.

For each proposal, mark one box |-| in blue or black ink.


         Proposal 1.  Election of Directors.

         FOR THE NOMINEE                          WITHHOLD AUTHORITY

         John E. Abdo
         Class II Director

              |-|                                        |-|

         Proposal 2. Ratification of Deloitte & Touche LLP as Accountants.


              FOR                   AGAINST                     ABSTAIN


              |-|                     |-|                         |-|

Please sign here exactly as your name(s) appear(s) on this Proxy.


-----------------------------
(Signature)


-----------------------------
(Signature)


                  ----------------------
            Dated:



If signing for an estate, trust or corporation, title or capacity should be stated. If shares are held jointly, each holder should sign. If a partnership, sign in partnership name by authorized person.

                              BENIHANA INC.

                              Common Stock



       Proxy - For the Annual Meeting of  Stockholders - July 31, 1997.

         This Proxy is solicited on behalf of the Board of Directors.

         The undersigned stockholder of BENIHANA INC., revoking any previous proxy for such stock, hereby appoints Rocky H. Aoki, Joel A. Schwartz and Darwin
C. Dornbush, or any one of them, the attorneys and proxies of the undersigned, with full power of substitution, and hereby authorizes them to vote all shares of Common Stock of BENIHANA INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on July 31, 1997 at 10:00 a.m at Doral Hotel & Country Club, 4400 N.W. 87th Avenue, Miami, Florida 33178, and any adjournments thereof on all matters coming before said meeting.

         In the event no contrary instructions are indicated by the undersigned stockholder, the proxies designated hereby are authorized to vote the shares as to which the proxy is in accordance with the recommendation of the Board of Directors set forth on this card.

The Board of Directors Recommends a Vote FOR the election of the nominee of the Board of Directors (Proposal 1) and Proposal 2.

For each proposal, mark one box |-| in blue or black ink.

         Proposal 1.  Election of Directors.

         FOR THE NOMINEE                   WITHHOLD AUTHORITY

         Norman Becker
         Class II Director

              |-|                                 |-|


         Proposal 2. Ratification of Deloitte & Touche LLP as Accountants.


              FOR                   AGAINST                     ABSTAIN


              |-|                     |-|                         |-|

Please sign here exactly as your name(s) appear(s) on this Proxy.


-------------------------------
(Signature)


-------------------------------
(Signature)


                          ---------------------
                    Dated:



If signing for an estate, trust or corporation, title or capacity should be stated. If shares are held jointly, each holder should sign. If a partnership, sign in partnership name by authorized person.

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